File Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156423
Registration Statement No. 333-156423-11
Registration Statement No. 333-156423-10
Registration Statement No. 333-156423-09
Registration Statement No. 333-156423-08
Registration Statement No. 333-156423-07
Registration Statement No. 333-156423-06
Registration Statement No. 333-156423-05
Registration Statement No. 333-156423-04
Registration Statement No. 333-156423-03
Registration Statement No. 333-156423-02
Registration Statement No. 333-156423-01

PROSPECTUS

Morgan Stanley Capital Trust IX
Morgan Stanley Capital Trust X
Morgan Stanley Capital Trust XI
Morgan Stanley Capital Trust XII
Morgan Stanley Capital Trust XIII

CAPITAL SECURITIES

guaranteed by

Morgan Stanley

Morgan Stanley Capital Trust IX, Morgan Stanley Capital Trust X, Morgan Stanley Capital Trust XI, Morgan Stanley Capital Trust XII and Morgan Stanley Capital Trust XIII (the “Morgan Stanley Capital Trusts”)  may offer from time to time capital securities guaranteed by Morgan Stanley. This prospectus describes the general terms of these securities and the general manner in which we and the Morgan Stanley Capital Trusts will offer the securities. The specific terms of any securities we and the Morgan Stanley Capital Trusts offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we and the Morgan Stanley Capital Trusts will offer the securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

In addition, Morgan Stanley or any of its affiliates may use this prospectus in market-making transactions in any securities issued by the Morgan Stanley Capital Trusts or in the securities previously issued by Morgan Stanley Capital Trust III, Morgan Stanley Capital Trust IV, Morgan Stanley Capital Trust V, Morgan Stanley Capital Trust VI, Morgan Stanley Capital Trust VII and Morgan Stanley Capital Trust VIII (the “Prior Morgan Stanley Capital Trusts”).

As used in this prospectus, except as otherwise specified, the terms “Morgan Stanley,” “we,” “us” and “our” refer to Morgan Stanley excluding its consolidated subsidiaries.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

December 23, 2008

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains a website that contains reports, proxy statements and other information that we electronically file. The address of the SEC’s website is http://www.sec.gov. You can find information we have filed with the SEC by reference to file number 001-11758.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we and the Morgan Stanley Capital Trusts are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange, Inc. under the symbol “MS.” You may inspect reports, proxy statements and other information concerning us and our consolidated subsidiaries at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The SEC allows us to incorporate by reference much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information in the documents or filings that is deemed to have been furnished and not filed) until we and the Morgan Stanley Capital Trusts complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

  •        Annual Report on Form 10-K for the fiscal year ended November 30, 2007;

  •    Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 2008, May 31, 2008, and August 31, 2008;

  •    Current Reports on Form 8-K dated December 19, 2007 (two filings), January 4, 2008, January 22, 2008, February 27, 2008, March 19, 2008, April 8, 2008, June 2, 2008, June 18, 2008, August 11, 2008, August 29, 2008, September 14, 2008, September 16, 2008 (two filings), September 21, 2008, September 29, 2008 (two filings), October 7, 2008, October 13, 2008 (two filings), October 26, 2008, December 1, 2008, December 16, 2008 and December 18, 2008; and

  •       Solely with regard to the securities covered by this prospectus that were initially offered and sold under previously filed registration statements of Morgan Stanley and the Prior Morgan Stanley Capital Trusts and that from time to time may be reoffered and resold in market-making transactions under this prospectus, the information in the prospectus supplements relating to those securities that were previously filed by Morgan Stanley and the Prior Morgan Stanley Capital Trusts in connection with their initial offer and sale (except to the extent that any such information has been modified or superseded by other information included or incorporated by reference in this prospectus).

You can request a copy of these documents, excluding exhibits not specifically incorporated by reference into these documents, at no cost, by writing or telephoning us at Morgan Stanley, 1585 Broadway, New York, New York  10036, Attention: Investor Relations; telephone number: (212) 761-4000.

There are no separate financial statements of the Morgan Stanley Capital Trusts in this prospectus. We do not believe these financial statements would be material to holders of the capital securities because:

•
the Morgan Stanley Capital Trusts are special purpose entities that will not have any independent operations other than issuing capital securities and common securities, which are together referred to as “trust securities,” holding junior subordinated debentures of Morgan Stanley as trust assets and other necessary or incidental activities as described in this prospectus or any applicable prospectus supplement; and

•	Morgan Stanley guarantees the payments on the capital securities of the Morgan Stanley Capital Trusts.

We do not expect any of the Morgan Stanley Capital Trusts will be subject to the reporting requirements of the Securities Exchange Act of 1934.

MORGAN STANLEY

Morgan Stanley is a global financial services firm that, through its subsidiaries and affiliates, provides its products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. Morgan Stanley was originally incorporated under the laws of the State of Delaware in 1981, and its predecessor companies date back to 1924. On September 21, 2008, Morgan Stanley obtained approval from the Board of Governors of the Federal Reserve System (the Fed ) to become a bank holding company upon the conversion of its wholly owned indirect subsidiary, Morgan Stanley Bank (Utah), from a Utah industrial bank to a national bank, which was effected on September 23, 2008. Morgan Stanley is subject to the supervision and regulation of the Fed.

Morgan Stanley conducts its business from its headquarters in and around New York City, its regional offices and branches throughout the United States, and its principal offices in London, Tokyo, Hong Kong and other world financial centers. Morgan Stanley maintains significant market positions in each of its business segments Institutional Securities, Global Wealth Management Group and Asset Management.

A summary of the activities of each of Morgan Stanley’s business segments is as follows:

•
Institutional Securities includes capital raising; financial advisory services, including advice on mergers and acquisitions, restructurings, real estate and project finance; corporate lending; sales, trading, financing and market-making activities in equity and fixed income securities and related products, including foreign exchange and commodities; benchmark indices and risk management analytics; research; and investment activities.

•
Global Wealth Management Group provides brokerage and investment advisory services covering various investment alternatives; financial and wealth planning services; annuity and other insurance products; credit and other lending products; cash management services; retirement services; and trust and fiduciary services.

•
Asset Management provides global asset management products and services in equity, fixed income, alternative investments, which includes hedge funds and funds of funds, and merchant banking, which includes real estate, private equity and infrastructure, to institutional and retail clients through proprietary and third-party distribution channels. Asset Management also engages in investment activities.

Morgan Stanley’s principal executive offices are at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000.

THE MORGAN STANLEY CAPITAL TRUSTS

We created the Morgan Stanley Capital Trusts, each of which is a Delaware statutory trust, pursuant to trust agreements and the filing of certificates of trust with the Delaware Secretary of State. We will execute amended and restated trust agreements for the Morgan Stanley Capital Trusts, referred to in this prospectus as the “trust agreements,” which will state the terms and conditions for the Morgan Stanley Capital Trusts to issue and sell their trust securities.  We have filed a form of trust agreement as an exhibit to the registration statement of which this prospectus forms a part. We, as holder of the common securities, intend to select our employees, officers or affiliates to serve as administrators of the Morgan Stanley Capital Trusts.

Each Morgan Stanley Capital Trust exists solely to

•	issue and sell its trust securities;

•	use the proceeds from the sale of its trust securities to purchase Morgan Stanley’s junior subordinated debentures; and

•	engage in other activities that are necessary, convenient or incidental to the above purposes (such as registering the transfer of trust securities).

Accordingly, our junior subordinated debentures will be the sole assets of each Morgan Stanley Capital Trust, and payments under the junior subordinated debentures owned by each Morgan Stanley Capital Trust will be its sole source of revenues.

We will hold directly or indirectly all of the common securities of each of the Morgan Stanley Capital Trusts. Unless otherwise specified in the applicable prospectus supplement, the common securities will represent an aggregate liquidation amount equal to at least 3% of each Morgan Stanley Capital Trust’s total capitalization. The capital securities will represent the remaining percentage of each Morgan Stanley Capital Trust’s total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the capital securities. However, if there is an event of default under, or if Morgan Stanley defaults in payments due under, the junior subordinated debentures owned by a Morgan Stanley Capital Trust, then distributions, redemption payments and liquidation payments must be paid to the holders of the capital securities of that trust before any payments are paid to the holders of the common securities of that trust. Unless otherwise specified in the applicable prospectus supplement, each Morgan Stanley Capital Trust will have a term of approximately 50 years from the initial issue date of its capital securities, but may dissolve earlier as provided in the applicable trust agreement and described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the name and address of the Delaware trustee for each Morgan Stanley Capital Trust will be BNY Mellon Trust of Delaware, White Clay Center, Newark, Delaware 19711, and the name and address of the property trustee, the guarantee trustee and the indenture trustee for each Morgan Stanley Capital Trust will be The Bank of New York Mellon, 101 Barclay Street, Floor 8 West, New York, New York 10286.

The capital securities will be guaranteed by us as described in this prospectus and the applicable prospectus supplement.

Only we, as direct or indirect owner of the common securities, can remove or replace the administrators. In addition, we can increase or decrease the number of administrators. Also, we, as direct or indirect holder of the common securities, will generally have the sole right to remove or replace the property trustee and Delaware trustee. However, if a default with respect to the junior subordinated debentures occurs, then, so long as that default is continuing, the holders of a majority in liquidation amount of the outstanding capital securities of that trust may remove and replace the property trustee and Delaware trustee for that trust at any time.

We will pay all fees and expenses related to the organization of the Morgan Stanley Capital Trusts and the offering of the capital securities. We will also pay all ongoing costs and expenses of the Morgan Stanley Capital Trusts, except each trust’s obligations under the trust securities.

USE OF PROCEEDS

The Morgan Stanley Capital Trusts will use all proceeds from the sale of trust securities to purchase junior subordinated debentures from us. Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our junior subordinated debentures for general corporate purposes, which may include, among other things:

•	additions to working capital;

•	the redemption of outstanding preferred stock;

•	the repurchase of outstanding common stock; and

•	the repayment of indebtedness.

We anticipate that we will raise additional funds from time to time through equity or debt financing, including borrowings under revolving credit agreements, to finance our businesses worldwide.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth Morgan Stanley’s consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods indicated.

	Three Months Ended		Nine Months Ended		Fiscal Year
	August 31, 2008	August 31, 2008	August 31, 2008	August 31, 2007	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	1.2	1.2	1.2	1.2	1.1	1.2	1.3	1.4	1.4

Ratio of earnings to fixed charges and preferred stock dividends	1.2	1.2	1.2	1.2	1.1	1.2	1.3	1.4	1.4

For purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings before income taxes do not include losses from unconsolidated investees, dividends on preferred securities subject to mandatory redemption, gain/(loss) on discontinued operations, cumulative effect of accounting change (net) and income (loss) from investments accounted for under the equity method of accounting.

For purposes of calculating both ratios, fixed charges are the sum of:

•	interest cost, including interest on deposits;

•	dividends on preferred securities subject to mandatory redemption; and

•	that portion of rent expense estimated to be representative of the interest factor.

The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.

DESCRIPTION OF CAPITAL SECURITIES

Each Morgan Stanley Capital Trust will issue only one series of capital securities and one series of common securities. The trust agreement for each Morgan Stanley Capital Trust will be qualified as an indenture under the Trust Indenture Act of 1939. The capital securities will have terms and will be subject to conditions as set forth in the trust agreement or made a part of the trust agreement by the Trust Indenture Act. This summary of certain provisions of the capital securities and each trust agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of each trust agreement, including the definitions of certain terms, and those provisions made part of each trust agreement by the Trust Indenture Act. A form of the trust agreement to be used in connection with the issuance of the capital securities and a form of the capital securities are filed as exhibits to the registration statement that includes this prospectus.  Wherever particular defined terms of a trust agreement are referred to in this prospectus, those defined terms are incorporated in this prospectus by reference. A copy of the form of the trust agreement is available upon request from the property trustee of the relevant trust.

General

The capital securities will represent preferred undivided beneficial interests in the assets of the applicable Morgan Stanley Capital Trust. The only assets of a Morgan Stanley Capital Trust, and its only source of revenues, will be the junior subordinated debentures purchased by the Morgan Stanley Capital Trust with the proceeds from the sale of its trust securities. Accordingly, distribution and other payment dates for the trust securities will correspond with the interest and other payment dates for the junior subordinated debentures. If we do not make payments on the junior subordinated debentures in accordance with their terms, the Morgan Stanley Capital Trust will not have funds available to pay distributions or other amounts payable on the trust securities issued by that Morgan Stanley Capital Trust in accordance with their terms. The capital securities issued by a Morgan Stanley Capital Trust will rank equally, and payments will be made proportionately, with the common securities issued by that Morgan Stanley Capital Trust except as described below under “—Subordination of Common Securities” and in the applicable prospectus supplement. Payments on the capital securities will be fully and unconditionally guaranteed by us to the extent described under “Description of Guarantees” and in the applicable prospectus supplement.

The Morgan Stanley Capital Trusts may offer such aggregate offering price of capital securities as may be authorized by them and by us from time to time for issuance under the registration statement of which this prospectus is a part.

Each Morgan Stanley Capital Trust will describe the specific terms of the capital securities it is offering in the applicable prospectus supplement, including:

•	the specific designation, liquidation amount, number to be issued by the Morgan Stanley Capital Trust and purchase price;

•	the currency or units based on or relating to currencies in which distributions and other payments will or may be payable;

•	the distribution rates (or the method by which the rates will be determined), if any;

•	the dates on which any distributions will be payable;

•	any provisions relating to deferral of distribution payments;

•	the places where distributions and other amounts payable on the capital securities will be payable;

•	any repayment, redemption, prepayment or sinking fund provisions;

•	any conversion or exchange provisions;

•	the voting rights, if any, of holders of the capital securities;

•	the terms and conditions, if any, upon which the assets of the Morgan Stanley Capital Trust may be distributed to holders of the capital securities;

•	any applicable U.S. federal income tax consequences; and

•	any other specific terms of the capital securities.

If indicated in the applicable prospectus supplement, the terms of the trust agreement for, and capital securities offered by, a Morgan Stanley Capital Trust may differ from the terms summarized in this prospectus.

Distributions

Distributions on the capital securities will be cumulative, unless otherwise indicated in the applicable prospectus supplement. Distributions will accumulate from and including the date of original issuance and will be payable on the dates specified in the applicable prospectus supplement. The amount of distributions payable for any period less than a full distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in that period, unless otherwise specified in the applicable prospectus supplement. Distributions payable for each full distribution period will be computed by dividing the annual rate by four, unless otherwise specified in the applicable prospectus supplement.

Subordination of Common Securities

Payment of distributions on, and other amounts payable under, the capital securities and the common securities issued by a Morgan Stanley Capital Trust will be made proportionately based on the liquidation amount of the capital securities and the common securities. However, unless otherwise provided in the applicable prospectus supplement, if on any distribution date or other payment date, there exists with respect to the subordinated debentures owned by a Morgan Stanley Capital Trust a default as a result of any failure by us to pay any amounts in respect of the junior subordinated debentures when due (a “debenture default”) or an event of default, no payment of any distribution on, or other amounts payable under, the common securities will be made unless cash payment in full of all accumulated amounts then due and payable with respect to all of the Morgan Stanley Capital Trust’s outstanding capital securities has been made or provided for, and all funds immediately available to the property trustee will first be applied to the cash payment in full of all distributions on, and all other amounts with respect to, capital securities then due and payable.

In the case of any event of default under the applicable trust agreement occurring as a result of a debenture default or an event of default with respect to the junior subordinated debentures owned by the Morgan Stanley Capital Trust, the holders of the applicable Morgan Stanley Capital Trust’s common securities will have no right to act with respect to the event of default under the applicable trust agreement until the effects with respect to the capital securities of all such events of default have been cured, waived or otherwise eliminated. Until all such events of default have been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities and not on behalf of the holders of the common securities, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution upon Dissolution

Unless otherwise specified in the applicable prospectus supplement, the amount payable on capital securities in the event of any liquidation of a Morgan Stanley Capital Trust will be the stated liquidation amount per capital security plus accumulated and unpaid distributions, which, unless otherwise specified in the applicable prospectus supplement, may be in the form of a distribution of the junior subordinated debentures owned by the Morgan Stanley Capital Trust.

The holders of all the outstanding common securities of a Morgan Stanley Capital Trust will have the right at any time to dissolve the Morgan Stanley Capital Trust and, after satisfaction of liabilities to creditors of the Morgan Stanley Capital Trust as provided by applicable law, cause the junior subordinated debentures owned by the Morgan Stanley Capital Trust to be distributed to the holders of the capital securities and common securities in liquidation of the Morgan Stanley Capital Trust as described in the applicable prospectus supplement. Other terms for the dissolution of a Morgan Stanley Capital Trust and the distribution or liquidation of its assets to holders of trust securities will be set forth in the applicable prospectus supplement.

Capital Securities Events of Default; Notice

Unless otherwise specified in the applicable prospectus supplement, any one of the following events constitutes an event of default under a trust agreement, which we refer to as a “capital securities event of default,” regardless of the reason for the capital securities event of default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the occurrence of a default with respect to the junior subordinated debentures in which the proceeds from the sale of the trust securities have been invested;

•
default by the applicable Morgan Stanley Capital Trust or the property trustee in the payment of any distribution on the capital securities when it becomes due and payable, and continuation of the default for a period of 30 days;

•
default by the applicable Morgan Stanley Capital Trust or the property trustee in the payment of any redemption price of any trust security issued pursuant to its trust agreement when it becomes due and payable;

•
default in the performance, or breach, in any material respect, of any covenant or warranty of the applicable property trustee and Delaware trustee (other than a covenant or warranty described above dealing with default in the payment of any distribution or redemption price) and continuation of such default or breach for a period of 60 days after written notice has been given, by registered or certified mail, to the applicable property trustee and Delaware trustee and us by the holders of at least 25% in aggregate liquidation amount of the capital securities outstanding, which notice must specify the default or breach, demand it be remedied and state that it is a “Notice of Default” under the applicable trust agreement; or

•
the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee or all or substantially all of its property if a successor property trustee has not been appointed within 90 days of the event.

Within ten business days after the occurrence of any capital securities event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the applicable trust securities and the administrators, unless the capital securities event of default has been cured or waived. In addition, the property trustee will notify each holder of the capital securities of any notice of default received by it with respect to the junior subordinated debentures. We, as depositor, and the administrators are required to file annually with the property trustee a certificate as to whether or not the applicable Morgan Stanley Capital Trust is in compliance with all the conditions and covenants under its trust agreement.

The existence of a capital securities event of default does not entitle the holders of capital securities to accelerate the maturity thereof.

If a debenture default or event of default has occurred and is continuing in respect of the junior subordinated debentures owned by a Morgan Stanley Capital Trust, the capital securities issued by that Morgan Stanley Capital Trust will have a preference over the common securities issued by the Morgan Stanley Capital Trust with respect to payments of any amounts in respect of the capital securities as described above under “—Subordination of Common Securities.”

Removal of Morgan Stanley Capital Trustees; Appointment of Successors

The holders of at least a majority in aggregate liquidation amount of the outstanding capital securities may remove the property trustee or the Delaware trustee for cause or, if a default has occurred and is continuing with respect to the junior subordinated debentures owned by the Morgan Stanley Capital Trust, with or without cause. If a property trustee or Delaware trustee is removed by the holders of the outstanding capital securities, the successor may be appointed by the holders of at least 25% in liquidation amount of the outstanding capital securities. If a property trustee or Delaware trustee resigns, the resigning property trustee or Delaware trustee will appoint its successor. If a resigning property trustee or Delaware trustee fails to appoint a successor, the holders of at least 25% in liquidation amount of the outstanding capital securities may appoint a successor. If a successor has not been appointed by the holders, any holder of capital securities or common securities or the property trustee or the Delaware trustee may petition a court of competent jurisdiction to appoint a successor.  Any Delaware trustee must meet the applicable requirements of Delaware law. Any property trustee must be a national or state-chartered bank and at the time of appointment have capital and surplus of at least $50,000,000. No resignation or removal of a property trustee or Delaware trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

Merger or Consolidation of Morgan Stanley Capital Trustees

Any entity into which a property trustee or Delaware trustee is merged or converted or with which it is consolidated, or any entity resulting from any merger, conversion or consolidation to which the property trustee or the Delaware trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, will be the successor of that property trustee or Delaware trustee under each trust agreement, provided it is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Morgan Stanley Capital Trusts

A Morgan Stanley Capital Trust may not merge with or into, consolidate or amalgamate with, be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as otherwise set forth in the applicable trust agreement. A Morgan Stanley Capital Trust may, at the request of the holders of its common securities and with the consent of the holders of at least a majority in aggregate liquidation amount of its outstanding capital securities, merge with or into, consolidate or amalgamate with, be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state of the United States, so long as

•	the successor entity either:

•	expressly assumes all the obligations of the Morgan Stanley Capital Trust with respect to the capital securities of that Morgan Stanley Capital Trust, or

•
substitutes for the capital securities of that Morgan Stanley Capital Trust other securities having substantially the same terms as those capital securities so long as the successor securities have the same priority as the capital securities with respect to distributions and payments upon liquidation, redemption and otherwise;

•	the successor entity has a trustee possessing the same powers and duties as the property trustee appointed to hold the junior subordinated debentures;

•
the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the capital securities of that Morgan Stanley Capital Trust (including any successor securities) to be downgraded by any nationally recognized statistical rating organization;

•
the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor securities) in any material respect;

•	the successor entity has a purpose substantially identical to that of the Morgan Stanley Capital Trust;

•
prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the property trustee and Delaware trustee have received an opinion from independent counsel experienced in these matters to the effect that:

•
the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor securities) of that Morgan Stanley Capital Trust in any material respect, and

•
following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Morgan Stanley Capital Trust nor the successor entity will be required to register as an “investment company” under the Investment Company Act of 1940; and

•
Morgan Stanley or any permitted transferee to whom Morgan Stanley has transferred the common securities owns, directly or indirectly, all of the common securities of the successor entity and guarantees the obligations of the successor entity with respect to the successor securities at least to the extent provided by the related guarantee with respect to the capital securities.

Notwithstanding the foregoing, a Morgan Stanley Capital Trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the capital securities of that Morgan Stanley Capital Trust, merge with or into, consolidate or amalgamate with, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to merge with or into, consolidate or amalgamate with, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Morgan Stanley Capital Trust or the successor entity to be taxable as a corporation for U.S. federal income tax purposes.

Voting Rights; Amendment of Trust Agreements

Except as provided below and under “—Removal of Morgan Stanley Capital Trustees; Appointment of Successors” and “Description of Guarantees—Amendments and Assignment” and as otherwise required by law and the applicable trust agreement, the holders of the capital securities will have no voting rights.

Each trust agreement may be amended from time to time by the holders of at least a majority in aggregate liquidation amount of the common securities and the property trustee, without the consent of the holders of the capital securities, to:

•
cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, provided that the amendment will not adversely affect in any material respect the interests of any holder of trust securities; or

•
modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that the Morgan Stanley Capital Trust will not be taxable as a corporation for U.S. federal income tax purposes at any time that any trust securities are outstanding or to ensure that the Morgan Stanley Capital Trust will not be required to  register as an “investment company” under the Investment Company Act of 1940.

Any amendment of the trust agreement without the consent of the holders of the capital securities will become effective when notice of the amendment is given to the holders of trust securities.

Each trust agreement may be amended by the holders of at least a majority in aggregate liquidation amount of the common securities and the property trustee with:

•	the consent of holders representing at least a majority in aggregate liquidation amount of the outstanding capital securities; and

•
receipt by the Delaware trustee and the property trustee of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the Delaware trustee and the property trustee in accordance with the amendment will not cause the Morgan Stanley Capital Trust to be taxable as a corporation for U.S. federal income tax purposes or affect the Morgan Stanley Capital Trust’s exemption from status as an “investment company” under the Investment Company Act of 1940;

except that, without the consent of each holder of trust securities affected, a trust agreement may not be amended to:

•
change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of payment of any distribution on the trust securities on or after such date.

So long as any junior subordinated debentures are held by a Morgan Stanley Capital Trust, the property trustee will not:

•
direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or execute any trust or power conferred on the property trustee with respect to the junior subordinated debentures,

•	waive any past default that may be waived under the relevant indenture,

•	exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal amount of the junior subordinated debentures, or

•	consent to any amendment, modification or termination of the relevant indenture or junior subordinated debentures, where the consent is required,

without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding capital securities, except that, if a consent under the relevant indenture would require the consent of each holder of the junior subordinated debentures affected, no consent will be given by the property trustee without the prior consent of each holder of the capital securities.

In addition to obtaining the foregoing approvals of the holders of the capital securities, before taking any of the foregoing actions, the property trustee will obtain an opinion of counsel experienced in these matters to the effect that the Morgan Stanley Capital Trust will not be taxable as a corporation for U.S. federal income tax purposes on account of the action. The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the capital securities issued by the Morgan Stanley Capital Trust except by subsequent vote of the holders of the capital securities.

Any required approval of holders of capital securities may be given at a meeting of holders of capital securities convened for that purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each registered holder of capital securities in the manner set forth in each trust agreement.

No vote or consent of the holders of capital securities will be required to redeem and cancel the capital securities in accordance with the applicable trust agreement.

Any capital securities that are owned by us, the Delaware trustee, the property trustee, the administrators or any of our affiliates or affiliates of any Delaware trustee or property trustee, will, for purposes of a vote or consent under any of the circumstances described above, be treated as if they were not outstanding.

Expenses and Taxes

In the junior subordinated debentures owned by a Morgan Stanley Capital Trust, we, as borrower, will agree to pay all debts and other obligations (other than with respect to the capital securities issued by the Morgan Stanley Capital Trust) and all costs and expenses of the Morgan Stanley Capital Trust (including costs and expenses relating to the organization of the Morgan Stanley Capital Trust, the fees and expenses of the Delaware trustee and property trustee on behalf of the Morgan Stanley Capital Trust and the costs and expenses relating to the operation of the Morgan Stanley Capital Trust) and to pay any and all taxes and all costs and expenses with respect to those taxes (other than U.S. withholding taxes) to which the Morgan Stanley Capital Trust might become subject. The foregoing obligations under the junior subordinated debentures owned by a Morgan Stanley Capital Trust are for the benefit of, and shall be enforceable by, any person to whom any of those debts, obligations, costs, expenses and taxes payable by the Morgan Stanley Capital Trust are owed, whether or not that person has received notice of the debts, obligations, costs, expenses or taxes.  Any such person may enforce these obligations directly against us, and we will irrevocably waive any right or remedy to require that person to take any action against a Morgan Stanley Capital Trust or any other person before proceeding against us. We will also agree in the junior subordinated debentures owned by a Morgan Stanley Capital Trust to execute additional agreements necessary or desirable to give full effect to the foregoing.

Payment and Paying Agency

The applicable prospectus supplement will specify the manner in which payments in respect of the capital securities will be made. Unless otherwise specified in the applicable prospectus supplement, the paying agent for capital securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrators. The paying agent will be permitted to resign as paying agent upon 30 days’ written notice to the property trustee and the administrators. If the property trustee is no longer the paying agent, the property trustee will appoint a successor (which must be a bank or trust company) reasonably acceptable to the administrators to act as paying agent.

Registrar and Transfer Agent

Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the capital securities.

Registration of transfers and exchanges of capital securities will be effected without charge by or on behalf of each Morgan Stanley Capital Trust, but the property trustee may require payment to cover any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Morgan Stanley Capital Trusts will not be required to register or cause to be registered the transfer of, or exchange or to cause to be exchanged, any capital securities that have been called for redemption.

Information Concerning the Property Trustee

The property trustee, other than during the occurrence and continuance of a capital securities event of default, undertakes to perform only those duties specifically set forth in each trust agreement or provided by the Trust Indenture Act and, after a capital securities event of default has occurred that has not been cured or waived, must exercise the rights and powers vested in it by the applicable trust agreement for the benefit of the holders of trust securities using the same degree of care and skill as a prudent person would exercise in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the rights or powers vested in it by the applicable trust agreement, other than those vested in it upon the occurrence of a capital securities event of default, at the request of any holder of trust securities unless it is offered indemnity reasonably satisfactory to the property trustee against the costs, expenses and liabilities that might be incurred in complying with the request or direction.

For information concerning the relationships between The Bank of New York Mellon, which is the property trustee, and us, see “Description of Junior Subordinated Debentures—Information Concerning the Indenture Trustee.”

Miscellaneous

The administrators and the property trustee of each Morgan Stanley Capital Trust are authorized and directed to conduct the affairs of, and to operate, the applicable Morgan Stanley Capital Trust in such a way that the Morgan Stanley Capital Trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act or taxed as a corporation for U.S. federal income tax purposes and so that the junior subordinated debentures owned by the Morgan Stanley Capital Trust will be treated as indebtedness of Morgan Stanley for U.S. federal income tax purposes. In this regard, the property trustee and the holders of common securities are authorized to take any action, not inconsistent with applicable law or the certificate of trust or the trust agreement of the applicable Morgan Stanley Capital Trust, that the property trustee and the holders of common securities determine in their discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the capital securities of the applicable Morgan Stanley Capital Trust.

Holders of the trust securities have no preemptive or similar rights.

The Morgan Stanley Capital Trusts may not borrow money, issue debt or mortgage or pledge any of their assets.

Governing Law

Each trust agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

The junior subordinated debentures will constitute junior subordinated debt of Morgan Stanley and will be issued under a junior subordinated indenture entered into between us and The Bank of New York Mellon, as indenture trustee. The registration statement of which this prospectus forms a part includes as exhibits a junior subordinated indenture, dated as of October 1, 2004, between us and The Bank of New York Mellon (formerly known as The Bank of New York), as indenture trustee (the “2004 indenture”), a junior subordinated indenture, dated as of October 12, 2006, between us and The Bank of New York Mellon (formerly known as The Bank of New York), as indenture trustee (the “2006 indenture”) and five forms of junior subordinated indenture that may be entered into in the future between us and The Bank of New York Mellon, as indenture trustee. The registration statement of which this prospectus forms a part also includes as an exhibit a junior subordinated indenture, dated as of March 1, 1998, between us and The Bank of New York Mellon (formerly known as The Bank of New York), as indenture trustee (the “1998 indenture” and together with the 2006 indenture and the 2004 indenture, the “Existing Indentures”) governing the junior subordinated debentures owned by Morgan Stanley Capital Trust III, Morgan Stanley Capital Trust IV and Morgan Stanley Capital Trust V. These indentures are substantially similar in all respects, except as described under “- Subordination” and as otherwise described below. The indenture governing the junior subordinated debentures to be owned by a particular Morgan Stanley Capital Trust will be identified in the prospectus supplement for the offering of the capital securities to be issued by that Morgan Stanley Capital Trust. The indentures contain, and the junior subordinated debentures, when issued, will contain, additional important terms and provisions. The following summaries of certain provisions of the indentures and the junior subordinated debentures do not purport to be complete and are subject to the detailed provisions of the indentures and junior subordinated debentures. Where appropriate, we use parentheses to refer you to the particular sections of the relevant indenture.  Any reference to particular sections or defined terms of an indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

This summary of the indentures and the junior subordinated debentures relates to terms and conditions applicable to the junior subordinated debentures generally. The particular terms of any series of junior subordinated debentures will be summarized in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

General

Each series of junior subordinated debentures issued under an indenture will, unless otherwise indicated in the applicable prospectus supplement, rank equally with all other series of junior subordinated debentures issued under that indenture and will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in that indenture to all senior indebtedness of Morgan Stanley. See “—Subordination.” Most of our assets are owned by our subsidiaries. Therefore, our rights and the rights of our creditors, including holders of junior subordinated debentures, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we ourselves may be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances to us from certain subsidiaries are restricted by legal requirements, including (in the case of Morgan Stanley & Co. Incorporated) net capital requirements under the Securities Exchange Act of 1934 and under rules of certain exchanges and other regulatory bodies, and by banking regulations. Except as otherwise provided in the applicable prospectus supplement, the relevant indenture will not limit the incurrence or issuance of other secured or unsecured debt of Morgan Stanley, including senior indebtedness, whether under that indenture, any other existing indenture or any other indenture that Morgan Stanley may enter into in the future, or otherwise afford holders of junior subordinated debentures protection in the event of a highly leveraged or similar transaction that may adversely affect the holders of the junior subordinated debentures. See “—Subordination” and the applicable prospectus supplement relating to any offering of capital securities or junior subordinated debentures.

We may issue junior subordinated debentures under an indenture from time to time in one or more series pursuant to a supplemental indenture or a resolution of our board of directors or a committee of our board of directors.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered junior subordinated debentures:

•	the title of the indenture under which the junior subordinated debentures will be issued;

•	the title of the junior subordinated debentures;

•	any limit upon the aggregate principal amount of the junior subordinated debentures;

•
the date or dates on which the principal of the junior subordinated  debentures is payable or the method of determination thereof,  including the right or obligation, if any, of Morgan Stanley to  shorten or extend the stated maturity date in certain circumstances;

•
the rate or rates, if any, at which the junior subordinated debentures will bear interest, the dates on which that interest will be payable, the right or obligation, if any, of Morgan Stanley to defer or extend an interest payment date, the permitted duration of any such deferral or extension period, and, if applicable, the circumstances under which any such right or obligation will be exercisable or will arise and the record dates for any interest payable on any interest payment date or the method by which any of the foregoing will be determined;

•
the place or places where the principal of and premium, if any, and interest on the junior subordinated debentures will be payable and where, subject to the terms of the relevant indenture as described below under “—Registration and Transfer of Junior Subordinated Debentures,” the junior subordinated debentures may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon Morgan Stanley in respect of the junior subordinated debentures and that indenture may be made;

•
any period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which junior subordinated debentures may be redeemed, in whole or in part, at the option of Morgan Stanley or a holder of junior subordinated debentures;

•
the obligation, if any, of Morgan Stanley to redeem, purchase or repay the junior subordinated debentures and the period or periods within which, the price or prices at which, and the other terms and conditions upon which the junior subordinated debentures will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•	the denominations in which any junior subordinated debentures will be issuable if other than denominations of $25 and any integral multiple of $25;

•
if other than in U.S. dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the junior subordinated debentures will be payable, or in which the junior subordinated debentures will be denominated;

•	if other than the principal amount, the portion of the principal amount of junior subordinated debentures that will be payable upon declaration of acceleration of maturity;

•
any index or indices used to determine the amount of payments of principal of and premium, if any, and interest on the junior subordinated debentures and the manner in which those amounts will be determined;

•
whether the junior subordinated debentures will be issuable in registered form or bearer form or both and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the bearer securities;

•
any additions or changes to the relevant indenture with respect to a series of junior subordinated debentures as will be necessary to permit or facilitate the issuance of that series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	the appointment of any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or other agents;

•
whether the junior subordinated debentures will be convertible or exchangeable for other securities or property and, if so, the terms of any conversion or exchange and the terms of the other securities; and

•
any other terms of the junior subordinated debentures, including any additions, modifications or deletions in the events of default or defaults under the relevant indenture or covenants of Morgan Stanley specified in that indenture with respect to the junior subordinated debentures, and any terms required by or advisable under applicable laws or regulations.

Registration and Transfer of Junior Subordinated Debentures

Holders may present junior subordinated debentures for exchange, and holders of registered junior subordinated debentures may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the junior subordinated debentures and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the relevant indenture.

Holders may transfer junior subordinated debentures in bearer form and the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Subordination

Holders of the junior subordinated debentures should recognize that contractual provisions in the relevant indenture may prohibit us from making payments on these securities. The junior subordinated debentures are subordinate and junior in right of payment, to the extent and in the manner stated in the indenture under which the junior subordinated debentures are issued, to all of our senior indebtedness. The 2006 indenture defines senior indebtedness as (i) obligations of, or guaranteed or assumed by, Morgan Stanley for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, including obligations with respect to securities issued under the senior indentures of Morgan Stanley, the senior subordinated indentures of Morgan Stanley (including securities issued under the 2004 indenture and the 1998 indenture), and amendments, renewals, extensions, modifications and refundings of any of that indebtedness or of those obligations (ii) capitalized lease obligations of Morgan Stanley, (iii) obligations of Morgan Stanley issued or assumed as the deferred purchase price of property, (iv) obligations, contingent or otherwise, of Morgan Stanley in respect of any letters of credit, bankers acceptance, security purchase facilities or similar credit transactions, (v) obligations of Morgan Stanley in respect of interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements, (vi) guarantees by Morgan Stanley of the capital securities issued by Morgan Stanley Capital Trust II, Morgan Stanley Capital Trust III, Morgan Stanley Capital Trust IV, Morgan Stanley Capital Trust V and Morgan Stanley Capital Trust VI and (v) all obligations of the type referred to in clauses (i) through (vi) of other persons which Morgan Stanley has guaranteed or is responsible or liable for as obligor or otherwise. The 2004 indenture defines senior indebtedness in a similar way as the 2006 indenture, but does not include securities issued under the 1998 indenture (or the 2004 indenture) in clause (i) above and does not include clauses (iv) and (vi) above. The 1998 indenture, which governs the junior subordinated debentures owned by Morgan Stanley Capital Trust III, Morgan Stanley Capital Trust IV and Morgan Stanley Capital Trust V, defines senior indebtedness as obligations with respect to securities issued under a senior indenture between Morgan Stanley and The Bank of New York Mellon (as successor to the Chemical Bank), as trustee, dated as of April 15, 1989, as amended, a subordinated indenture between Morgan Stanley and Bank of New York Mellon (as successor to The First National Bank of Chicago), as trustee, dated as of April 15, 1989, as amended, and any other obligations (other than non-recourse obligations, the securities issued under the 1998 indenture or any other obligations specifically designated as being subordinate in right of payment to instruments defined as senior indebtedness thereunder) of, or guaranteed or assumed by, Morgan Stanley for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations. The definition of senior indebtedness set forth in the relevant indenture, if the junior subordinated debentures are not issued under the 2006 or 2004 indentures, may differ from the definitions set forth above and, in such case, will be described in an applicable prospectus supplement. Non-recourse obligations and any other obligations specifically designated as being subordinate in right of payment to senior indebtedness are not senior indebtedness as defined under the indentures. (Section 1.01)

The indentures do not restrict our ability to issue senior indebtedness.

The indentures provide that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or interest on, any junior subordinated debentures may be made in the event:

•	of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

•
that (a) a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or (b) there has occurred any other event of default concerning senior indebtedness, that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist; or

•
that the principal of and accrued interest on any junior subordinated debentures have been declared due and payable upon an event of default as defined under the relevant indenture and that declaration has not been rescinded and annulled as provided under that indenture. (Section 13.01)

We currently have outstanding three series of junior subordinated debentures, which were issued under the 1998 indenture and purchased, respectively, by Morgan Stanley Capital Trust III, Morgan Stanley Capital Trust IV and Morgan Stanley Capital Trust V, one series of junior subordinated debentures, which was issued under the 2004 indenture to Morgan Stanley Capital Trust VI, and two additional series of junior subordinated debentures, which were issued under the 2006 indenture to Morgan Stanley Capital Trust VII and Morgan Stanley Capital Trust VIII, respectively (collectively, the “existing junior subordinated debentures”) with terms and conditions substantially similar to those of the junior subordinated debentures described in this prospectus. At August 31, 2008, there was approximately $2,062 million aggregate principal amount of such junior subordinated debentures outstanding issued under the 1998 indenture, $889 million aggregate principal amount of such junior subordinated debentures outstanding issued under the 2004 indenture and $1,925 million aggregate principal amount of such junior subordinated debentures outstanding issued under the 2006 indenture. The currently outstanding junior subordinated debentures that were issued under the 1998 indenture contain certain acceleration provisions that could be triggered prior to the acceleration provisions of the junior subordinated debentures underlying the capital securities offered hereby. Accordingly, the three series of junior subordinated debentures outstanding under the 1998 indenture could become due and payable prior to the junior subordinated debentures governed by the 2006 indenture or the 2004 indenture underlying the capital securities offered hereby. In addition, unless otherwise specified in a prospectus supplement, if the junior subordinated debentures underlying the capital securities offered hereby are not issued under the 2004 indenture or the 2006 indenture (or were not issued under the 1998 indenture, in the case of Morgan Stanley Capital Trust III, Morgan Stanley Capital Trust IV and Morgan Stanley Capital Trust V), then the junior subordinated debentures will also be subordinate and junior in right of payment, to the extent and in the manner stated in the relevant indenture, to all of the existing junior subordinated debentures.

Merger, Consolidation, Sale, Lease or Conveyance

The relevant indenture provides that we will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of our assets to any other person, unless:

•	we will be the continuing corporation; or

•	the successor corporation or person that acquires all or substantially all of our assets:

•	will be a corporation organized under the laws of the United States, a state of the United States or the District of Columbia; and

•	will expressly assume all of our obligations under the indenture and the junior subordinated debentures issued under that indenture; and

•
immediately after the merger, consolidation, sale, lease or  conveyance, we, that person or that successor corporation will not be in default in the performance of the covenants and conditions of that indenture applicable to us. (Section 9.01)

There are no covenants or other provisions in the relevant indenture that would afford holders of junior subordinated debentures additional protection in the event of a recapitalization transaction, a change of control of Morgan Stanley or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of Morgan Stanley or a sale, lease or conveyance of all or substantially all of our assets. However, we may provide specific protections, such as a put right or increased interest, for particular junior subordinated debentures, which we would describe in the applicable prospectus supplement.

Events of Default and Defaults

The relevant indenture provides holders of junior subordinated debentures with remedies if we fail to perform specific obligations, such as making payments on the junior subordinated debentures, or if we become bankrupt.  Holders should review these provisions and understand which of our actions trigger an event of default or a default and which actions do not. The relevant indenture permits the issuance of junior subordinated debentures in one or more series, and, in many cases, whether an event of default or a default has occurred is determined on a series by series basis.

Events of Default. An event of default is defined under the relevant indenture (except for the 1998 indenture), with respect to any series of junior subordinated debentures issued under that indenture, as being:

•
failure to pay in full the interest accrued on any junior subordinated debentures of that series upon the conclusion of an extension of the  interest payment period of a number of payment periods specified in that indenture or any indenture supplement or form of junior subordinated debenture and described in an applicable prospectus supplement and continuance of that failure for a period of 30 days;

•	events of bankruptcy, insolvency or reorganization; or

•	any other event of default provided in a supplemental indenture under which the series of junior subordinated debentures is issued. (Section 5.01)

The 1998 indenture, which governs the junior subordinated debentures issued to Morgan Stanley Capital Trust III, Morgan Stanley Capital Trust IV and Morgan Stanley Capital Trust V, defines Events of Default with respect to any series of junior subordinated debentures issued under it as being:

•	default in payment of any principal of the junior subordinated debentures of that series, either at maturity or upon any redemption, by declaration or otherwise;

•
default for 30 days in payment of any interest on any junior subordinated debentures of that series, provided, however, that a valid extension of an interest payment period by Morgan Stanley in accordance with the terms of the junior subordinated debentures of any series will not constitute a default in the payment of interest for this purpose;

•
default for 60 days after written notice in the observance or performance of any other covenant or agreement in the junior subordinated debentures of that series or the indenture (other than a covenant or warranty with respect to the junior subordinated debentures of that series the breach or nonperformance of which is otherwise included in the definition of “event of default”)

•	events of bankruptcy, insolvency or reorganization;

•
failure to make any payment at maturity, including any applicable grace period, on indebtedness in an amount in excess of $10,000,000 and continuance of that failure for a period of 30 days after written notice of the failure to us by the indenture trustee, or to us and the indenture trustee by the holders of not less than 25% in principal amount of the outstanding junior subordinated debentures, treated as one class, issued under the indenture;

•
default with respect to any indebtedness, which default results in the acceleration of indebtedness in an amount in excess of $10,000,000 without the indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice of the failure to us by the indenture trustee, or to us and the indenture trustee by the holders of not less than 25% in principal amount of the outstanding junior subordinated debentures, treated as one class, issued under the indenture;

•	any other event of default provided in a supplemental indenture under which the series of junior subordinated debentures is issued. (Section 5.01)

Defaults. A default is defined under the relevant indenture (except for the 1998 indenture), with respect to any series of junior subordinated debentures issued under that indenture, as being:

•	an event of default with respect to such series;

•	default in payment of any principal of the junior subordinated debentures of that series, either at maturity or upon any redemption, by declaration or otherwise;

•
default for 30 days in payment of any interest on any junior subordinated debentures of that series, provided, however, that a valid extension of an interest payment period by Morgan Stanley in accordance with the terms of the junior subordinated debentures of any series will not constitute a default in the payment of interest for this purpose;

•
default for 60 days after written notice in the observance or performance of any other covenant or agreement in the junior subordinated debentures of that series or the indenture (other than a covenant or warranty with respect to the junior subordinated debentures of that series the breach or nonperformance of which is otherwise included in the definition of “event of default” or “default”); or

•	any other default provided in a supplemental indenture under which the series of junior subordinated debentures is issued. (Section 5.06)

The 1998 indenture does not define “Default”.

Acceleration of Junior Subordinated Debentures upon an Event of Default and Other Remedies. The relevant indenture (except for the 1998 indenture) provides that:

•
if an event of default due to the default in the payment of accrued interest on any series of junior subordinated debentures issued under that indenture occurs and is continuing, except for junior subordinated debentures the principal of which shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding junior subordinated debentures of each affected series, voting as one class, or, if the junior subordinated debentures are held by a Morgan Stanley Capital Trust or a trustee of such Trust and in the absence of the indenture trustee or holders of the junior subordinated debentures so acting, the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities of such Trust (voting as a separate class), by notice in writing to Morgan Stanley, may declare the principal of all junior subordinated debentures of each affected series and interest accrued thereon to be due and payable immediately; and

•
if an event of default due to specified events of bankruptcy, insolvency or reorganization of Morgan Stanley occurs and is continuing, unless the principal of all the junior subordinated debentures shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding junior subordinated debentures issued under that indenture, voting as one class, or, if the junior subordinated debentures are held by a Morgan Stanley Capital Trust or a trustee of such Trust and in the absence of the indenture trustee or holders of the junior subordinated debentures so acting, the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities of such Trust (voting as a separate class), by notice in writing to Morgan Stanley may declare the principal of all those junior subordinated debentures and interest accrued thereon to be due and payable immediately. (Section 5.01)

The 1998 indenture provides that:

•
if an event of default due to the default in the payment of principal of, or any premium or interest on, any series of junior subordinated debentures issued under that indenture, or due to the default in the performance or breach of any other covenant or warranty of Morgan Stanley applicable to the junior subordinated debentures of that series but not applicable to all outstanding junior subordinated debentures issued under the indenture, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding junior subordinated debentures of each affected series, voting as one class, by notice in writing to Morgan Stanley, may declare the principal of all junior subordinated debentures of each affected series and interest accrued thereon to be due and payable immediately; and

•
if an event of default due to a default in the performance of any other covenants or agreements in the indenture applicable to all outstanding junior subordinated debentures issued under the indenture or due to specified events of bankruptcy, insolvency or reorganization of Morgan Stanley occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding junior subordinated debentures issued under that indenture, voting as one class, by notice in writing to Morgan Stanley may declare the principal of all those junior subordinated debentures and interest accrued thereon to be due and payable immediately. (Section 5.01)

There is no right of acceleration with respect to defaults, except for those defaults that are also events of default. If a default in the payment of principal of, or any interest on, any series of junior subordinated debentures issued under an indenture occurs and is continuing and we fail to pay the full amount then due and payable with respect to all junior subordinated debentures of the affected series immediately upon the demand of the indenture trustee, the indenture trustee is entitled to institute an action or proceeding to collect the amount due and unpaid. (Section 5.02)

If any default occurs and is continuing, the indenture trustee may pursue legal action to enforce the performance of any provision in the relevant indenture to protect the rights of the indenture trustee and the holders of the junior subordinated debentures. (Section 5.04)

Annulment of Acceleration and Waiver of Defaults. In some circumstances, if any and all defaults under the relevant indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of affected junior subordinated debentures outstanding under that indenture, voting as one class, may waive past defaults of and annul past declarations of acceleration of the junior subordinated debentures.  (Section 5.01)

Prior to the acceleration of any junior subordinated debentures issued under the relevant indenture, the holders of a majority in aggregate principal amount of all series of junior subordinated debentures outstanding under that indenture with respect to which a default has occurred and is continuing, voting as one class, may waive any past default, other than a default in the payment of principal or interest (unless such default has been cured and an amount sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee) or a default in respect of a covenant or provision in that indenture that cannot be modified or amended without the consent of the holder of each junior subordinated debenture affected. (Section 5.10)

Indemnification of Trustee for Actions Taken on Your Behalf. The relevant indenture contains a provision entitling the indenture trustee, subject to the duty of the indenture trustee during a default to act with the required standard of care, to be indemnified by the holders of junior subordinated debentures issued under that indenture before proceeding to exercise any right or power at the request of holders. (Section 6.02) Subject to these provisions and some other limitations, the holders of a majority in aggregate principal amount of each series of outstanding junior subordinated debentures of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the indenture trustee. (Section 5.09)

Limitation on Actions by You as an Individual Holder. The relevant indenture provides that no individual holder of junior subordinated debentures may institute any action against us under that indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•
the holders of not less than 25% in aggregate principal amount of the outstanding junior subordinated debentures of each affected series, treated as one class, must have (1) requested the trustee to institute that action and (2) offered the indenture trustee indemnity reasonably satisfactory to the indenture trustee;

•	the indenture trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•
the holders of a majority in principal amount of the outstanding junior subordinated debentures of each affected series, voting as one class, must not have given directions to the indenture trustee inconsistent with those of the holders referred to above. (Sections 5.06 and 5.09)

Annual Certification. The relevant indenture contains a covenant that we will file annually with the indenture trustee a certificate of no default or a certificate specifying any default that exists. (Section 3.05)

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on any series of junior subordinated debentures prior to maturity if we comply with the following provisions. (Section 10.01)

Discharge of Indenture. If at any time we have:

•	paid or caused to be paid the principal of and interest on all of the outstanding junior subordinated debentures of the series in accordance with their terms;

•	delivered to the indenture trustee for cancellation all of the outstanding junior subordinated debentures of the series; or

•
irrevocably deposited with the indenture trustee cash or, in the case of a series of junior subordinated debentures payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of junior subordinated debentures issued under the relevant indenture that have either become due and payable, or are by their terms due and payable within one year or are scheduled for  redemption within one year in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those junior subordinated debentures;

and if, in any such case, we also pay or cause to be paid all other sums payable by us under that indenture with respect to the series of junior subordinated debentures, then that indenture shall cease to be of further effect with respect to the junior subordinated debentures of such series, except as to certain rights with respect to the transfer and exchange of securities, rights of the holders to receive payment and certain other rights.

Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of junior subordinated debentures at any time, which we refer to as “defeasance.”

We may be released with respect to any outstanding series of junior subordinated debentures from the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with that section without creating an event of default or a default. Discharge under these procedures is called “covenant defeasance.”

Defeasance or covenant defeasance may be effected only if, among other things:

•
we irrevocably deposit with the indenture trustee cash or, in the case of junior subordinated debentures payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding junior subordinated debentures of the series being defeased;

•	we deliver to the indenture trustee an opinion of counsel to the effect that:

•
the holders of the series of junior subordinated debentures being defeased will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

•
the defeasance or covenant defeasance will not otherwise alter those holders’ U.S. federal income tax treatment of principal and interest payments on the series of junior subordinated debentures being defeased;

in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law;

•
no event or condition will exist that, under the provisions described  under “—Subordination” above, would prevent us from making payments of principal or interest on the junior subordinated debentures at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after that deposit date; and

•	we deliver to the indenture trustee an opinion of counsel to the effect that:

•	the trust funds will not be subject to any rights of holders of senior indebtedness; and

•
after the 91st day following the deposit, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the indenture trustee and the holders of the junior subordinated debentures would be entitled to some enumerated rights as secured creditors in the trust funds.  (Section 10.01)

Modification of Indentures

Modification Without Consent of Holders. We and the indenture trustee may enter into supplemental indentures without the consent of the holders of junior subordinated debentures issued under the relevant indentures to:

•	secure any junior subordinated debentures;

•	evidence the assumption of our obligations by a successor corporation;

•	add covenants for the protection of the holders of junior subordinated debentures;

•	cure any ambiguity or correct any inconsistency in the relevant indenture;

•	establish the forms or terms of junior subordinated debentures of any series; and

•	evidence the acceptance of appointment by a successor indenture trustee. (Section 8.01)

Modification with Consent of Holders. We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of junior subordinated debentures outstanding under the relevant indenture, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, that indenture or modify in any manner the rights of the holders of those junior subordinated debentures. However, except as specified in the applicable prospectus supplement, we and the trustee may not make any of the following  changes to any outstanding junior subordinated debenture without the consent of each holder that would be affected by such change:

•	extend the final maturity of the principal;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest thereon is payable;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•	alter certain provisions of that indenture relating to the junior subordinated debentures not denominated in U.S. dollars;

•	impair the right of any holder to institute suit for the enforcement of any payment on any junior subordinated debenture when due; or

•	reduce the percentage of junior subordinated debentures the consent of whose holders is required for modification of that indenture.

If the junior subordinated debentures are owned by a Morgan Stanley Capital Trust, none of the modifications described above may be made without the prior written consent of all the holders of capital securities of the Morgan Stanley Capital Trust. (Section 8.02)

Modification of Subordination Provisions. We may not amend an indenture to alter the subordination of any outstanding junior subordinated debentures without the written consent of each potentially adversely affected holder of senior indebtedness then outstanding. (Section 8.06)

Information Concerning the Indenture Trustee

We and our subsidiaries maintain credit facilities and other ordinary banking relationships with The Bank of New York Mellon.

Governing Law

The junior subordinated debentures and the indentures will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF GLOBAL SECURITIES

We may issue the registered junior subordinated debentures and capital securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a registered global security will be described in the prospectus supplement relating to that series.  We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited.  Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form.  These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the relevant indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the relevant indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the relevant indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the relevant indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and premium, if any, and interest on, junior subordinated debentures, and any payments to holders with respect to capital securities, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Morgan Stanley, the indenture trustee, the Delaware trustee, the property trustee or any other agent of Morgan Stanley, agent of the applicable Morgan Stanley Capital Trust or agent of any of the aforementioned trustees, as the case may be, will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We and the Morgan Stanley Capital Trusts expect that the depositary for any securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution with respect to underlying securities to holders in respect of the registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We and the Morgan Stanley Capital Trusts also expect that payments by participants to owners of beneficial interests in the registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us or the applicable Morgan Stanley Capital Trust, as the case may be, within 90 days, we or the applicable Morgan Stanley Capital Trust, as the case may be, will issue the securities in definitive form in exchange for the registered global security. In addition, we or the applicable Morgan Stanley Capital Trust, as the case may be, may at any time and in our sole discretion determine not to have any of the securities of a series represented by one or more registered global securities. We understand, however, that, under current industry practices, the depositary would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names as the depositary instructs the relevant trustee or other relevant agent of Morgan Stanley, the applicable Morgan Stanley Capital Trust or that trustee. It is expected that those instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security.

The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

DESCRIPTION OF GUARANTEES

Morgan Stanley will execute and deliver a guarantee concurrently with the issuance by each Morgan Stanley Capital Trust of its capital securities for the benefit of the holders from time to time of those capital securities. The guarantee trustee will hold the guarantee for the benefit of the holders of the related Morgan Stanley Capital Trust’s capital securities. Morgan Stanley will qualify each of the guarantees as an indenture under the Trust Indenture Act.  The guarantees will be subject to, and governed by, the Trust Indenture Act.  This summary of certain provisions of the guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of each guarantee, including the definitions of terms, and those provisions made part of each guarantee by the Trust Indenture Act. A form of guarantee is filed as an exhibit to the registration statement that includes this prospectus. A copy of the form of the guarantee is available upon request from the guarantee trustee. If indicated in the applicable prospectus supplement, the terms of a particular guarantee may differ from the terms discussed below.

General

Morgan Stanley will irrevocably and unconditionally agree to pay in full, to the extent set forth in the guarantee, the guarantee payments to the holders of the capital securities covered by the guarantee, as and when due, regardless of any defense, right of set-off or counterclaim that the Morgan Stanley Capital Trust that issued the capital securities may have or assert other than the defense of payment. The following payments constitute guarantee payments with respect to capital securities that, to the extent not paid by or on behalf of the Morgan Stanley Capital Trust, will be subject to the applicable guarantee:

•
any accumulated and unpaid distributions required to be paid on the applicable capital securities, to the extent that the applicable Morgan Stanley Capital Trust has funds on hand available for that purpose at that time;

•
the applicable redemption price with respect to any capital securities called for redemption, which will include all accumulated and unpaid distributions to but excluding the date of redemption, to the extent that the applicable Morgan Stanley Capital Trust has funds on hand available for that purpose at that time; and

•
upon a voluntary or involuntary dissolution, winding-up or liquidation of the applicable Morgan Stanley Capital Trust (unless the junior subordinated debentures owned by the Morgan Stanley Capital Trust are distributed to holders of the capital securities in accordance with the terms of the applicable trust agreement), the lesser of:

•	the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, and

•	the amount of assets of the applicable Morgan Stanley Capital Trust remaining available for distribution to holders of capital securities on liquidation of the Morgan Stanley Capital Trust.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the capital securities or by causing the applicable Morgan Stanley Capital Trust to pay those amounts to the holders.

Each guarantee will be an irrevocable guarantee of the related Morgan Stanley Capital Trust’s payment obligations described above under the capital securities covered by the guarantee, but will apply only to the extent that the Morgan Stanley Capital Trust has funds sufficient to make such payments, and is not a guarantee of collection.

If we do not make payments on the junior subordinated debentures owned by a Morgan Stanley Capital Trust, the Morgan Stanley Capital Trust will not be able to pay any amounts payable in respect of its capital securities and will not have funds legally available for that purpose. In that event, holders of the capital securities would not be able to rely upon the guarantee for payment of those amounts. Each guarantee will have the same ranking as the junior subordinated debentures owned by the Morgan Stanley Capital Trust that issues the capital securities covered by the guarantee. See “—Status of the Guarantees.” No guarantee will limit the incurrence or issuance of other secured or unsecured debt of Morgan Stanley.

Status of the Guarantees

Each guarantee will constitute an unsecured obligation of Morgan Stanley and will rank equal to the junior subordinated debentures owned by the Morgan Stanley Capital Trust that issues the capital securities covered by the guarantee.

Each guarantee will constitute a guarantee of payment and not of collection. Any holder of capital securities covered by the guarantee may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. Each guarantee will be held by the guarantee trustee for the benefit of the holders of the related capital securities. Each guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by or on behalf of the Morgan Stanley Capital Trust or, if applicable, distribution to the holders of the capital securities of the junior subordinated debentures owned by the Morgan Stanley Capital Trust.

Amendments and Assignment

Except with respect to any changes that do not materially adversely affect the rights of holders of the capital securities issued by the Morgan Stanley Capital Trust, in which case no approval will be required, the guarantee that covers the capital securities may not be amended without the prior approval of the holders of at least a majority of the aggregate liquidation amount of the outstanding capital securities covered by the guarantee. The manner of obtaining any such approval will be as set forth under “Description of Capital Securities—Voting Rights; Amendment of Trust Agreements” and in the applicable prospectus supplement. All guarantees and agreements contained in each guarantee will bind the successors, assigns, receivers, trustees and representatives of Morgan Stanley and will inure to the benefit of the holders of the then outstanding capital securities covered by the guarantee.

Events of Default

An event of default under a guarantee will occur upon the failure of Morgan Stanley to perform any of its payment obligations under that guarantee, or to perform any non-payment obligation if the non-payment default remains unremedied for 30 days. If an event of default under a guarantee occurred and is continuing, the guarantee trustee will enforce the guarantee for the benefit of the holders of capital securities covered by the guarantee. The holders of a majority in aggregate liquidation amount of the outstanding capital securities covered by the guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any right or power conferred upon the guarantee trustee under the guarantee.

Any holder of capital securities covered by the guarantee may institute a legal proceeding directly against Morgan Stanley to enforce its rights under the guarantee without first instituting a legal proceeding against the applicable Morgan Stanley Capital Trust, the guarantee trustee or any other person or entity.

We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the guarantee.

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of an event of default under the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee and, after the occurrence of an event of default with respect to the guarantee that has not been cured or waived, must exercise the rights and powers vested in it by the guarantee using the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the rights or powers vested in it by the guarantee at the request of any holder of the capital securities covered by the guarantee unless it is offered indemnity reasonably satisfactory to the guarantee trustee, including reasonable advances requested by it, against the costs, expenses and liabilities that might be incurred in complying with the request or direction.

For information concerning the relationship between The Bank of New York Mellon, which is the guarantee trustee, and Morgan Stanley, see “Description of Junior Subordinated Debentures—Information Concerning the Indenture Trustee.”

Termination of the Guarantee

Each guarantee will terminate upon full payment of the redemption price of all of the capital securities covered by the guarantee, upon full payment of the amounts payable with respect to the capital securities upon liquidation of the related Morgan Stanley Capital Trust or upon distribution of the junior subordinated debentures owned by the Morgan Stanley Capital Trust to the holders of all the capital securities covered by the guarantee. Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the capital securities covered by the guarantee must repay any sums with respect to the capital securities or the guarantee.

Governing Law

Each guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell junior subordinated debentures and a Morgan Stanley Capital Trust may sell capital securities in three ways: (1) through agents, (2) through underwriters and (3) through dealers. The agents, underwriters or dealers in the United States will include Morgan Stanley & Co. Incorporated, which we refer to as MS & Co. or other affiliates of ours, and the agents, underwriters or dealers outside the United States will include Morgan Stanley & Co. International plc, which we refer to as MSIL, or other affiliates of ours.

We and/or the applicable Morgan Stanley Capital Trust may designate agents from time to time to solicit offers to purchase these securities. We will name any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, and state any commissions we are to pay to that agent in the applicable prospectus supplement. That agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If any underwriters are utilized in the sale of these securities, we and/or the applicable Morgan Stanley Capital Trust, as the case may be, will enter into an underwriting agreement with the underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.

If a dealer is utilized in the sale of these securities, we and/or the applicable Morgan Stanley Capital Trust, as the case may be, will sell the securities to the dealer, as principal, and will name the dealer in the applicable prospectus supplement. The dealer may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale.

In order to facilitate the offering of these securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any overallotment option. The underwriters can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of these securities compared to the price available under the overallotment option. The underwriters may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing securities in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities. Finally, in any offering of the securities through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the agent repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The underwriters are not required to engage in these activities and may end any of these activities at any time.

If so indicated in the applicable prospectus supplement, one or more firms, including MS & Co. and MSIL, which we refer to as “remarketing firms,” acting as principals for their own accounts or as agents for us and/or a Morgan Stanley Capital Trust, as the case may be, may offer and sell these securities as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and/or a Morgan Stanley Capital Trust, as the case may be, and its compensation in the applicable prospectus supplement.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements with us and/or a Morgan Stanley Capital Trust to indemnification by us and/or a Morgan Stanley Capital Trust, against some civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with, or perform services for, us and/or a Morgan Stanley Capital Trust in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we and/or a Morgan Stanley Capital Trust will authorize agents, underwriters or dealers to solicit offers by some purchasers to purchase these securities from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future.  These contracts will be subject to only those conditions described in the applicable prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of these offers.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

MS & Co. and MSIL are wholly owned subsidiaries of Morgan Stanley.  Each initial offering of securities will be conducted in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc. regarding the distribution of securities of affiliates. MS & Co., MSIL and other affiliates of Morgan Stanley may offer and sell the capital securities of the Morgan Stanley Capital Trusts and of the Prior Morgan Stanley Capital Trusts in the course of their business as broker-dealers, subject to obtaining any necessary approval of the New York Stock Exchange, Inc. for any of the offers and sales. MS & Co., MSIL and other affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. MS & Co., MSIL and other affiliates may use this prospectus in connection with these transactions. None of MS & Co., MSIL or any other affiliate is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

Underwriters, agents and dealers participating in offerings of the securities that are not affiliates of Morgan Stanley or the applicable Morgan Stanley Capital Trust may presently or from time to time engage in business transactions with us, including extending loans to us.

Underwriting discounts and commissions on securities sold in the initial distribution will not exceed 8% of the offering proceeds.

LEGAL MATTERS

The validity of the capital securities will be passed upon for the Morgan Stanley Capital Trusts by Richards, Layton & Finger, P.A., or other counsel who is satisfactory to MS & Co. and who may be an officer of Morgan Stanley. The validity of the junior subordinated debentures and the guarantees will be passed upon for Morgan

Stanley by Davis Polk & Wardwell, or other counsel who is satisfactory to MS & Co. and who may be an officer of Morgan Stanley. Certain legal matters relating to the securities will be passed upon for the underwriters by Sidley Austin LLP. Sidley Austin LLP has in the past represented Morgan Stanley and continues to represent Morgan Stanley and its affiliates on a regular basis and in a variety of matters.

EXPERTS

           The consolidated financial statements and related financial statement schedule of Morgan Stanley and its subsidiaries incorporated by reference in this prospectus have been audited to the extent and for the periods indicated in the reports of Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which (1) reports on the consolidated financial statements and financial statement schedule express an unqualified opinion and include an explanatory paragraph, in fiscal 2005, concerning the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” and, effective December 1, 2005, the change in accounting policy for recognition of equity awards granted to retirement-eligible employees and, an explanatory paragraph, in fiscal 2006, concerning the application of Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements” and, an explanatory paragraph, in fiscal 2007, concerning the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement” and Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” and, an explanatory paragraph, in fiscal 2007, concerning the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” and (2) report on the effectiveness of Morgan Stanley’s internal control over financial reporting as of November 30, 2007 expresses an unqualified opinion) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

           With respect to the unaudited interim financial information for the periods ended February 29, 2008 and February 28, 2007, May 31, 2008 and 2007, and August 31, 2008 and 2007 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information.  However, as stated in their reports included in Morgan Stanley’s Quarterly Reports on Form 10-Q for the quarters ended February 29, 2008, May 31, 2008, and August 31, 2008 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information.  Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied.  Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.